Modification

As Of:	11/4/02		ROCK 2001-C1

Property ID	City	State	Modification or Ext Flag	Modification Effective Date	Balance when sent to Special Servicer	Balance at the Effective Date of Modification	Old Rate	New Rate	# of Months	Old P & I	New P& I	Old Maturity	New Maturity	Months for Mod Change	Realized Loss to Trust	Estimated Interest Loss to Trust	Comments

NONE

Last Updated on 11/22/02
By LSancho